Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM COMPLETES ACQUISITION OF SLEEP EXPERTS

— Fortifies Its Presence in Texas —

HOUSTON, April 3, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ: MFRM), the leading retailer of mattresses and accessories in the United States, announced that the acquisition of the outstanding partnership interests in Sleep Experts Partners, L.P. was completed today.  With the acquisition, Mattress Firm expects to operate an additional 55 stores in the Dallas and Austin markets, two of Mattress Firm’s core markets.

The Sleep Experts acquisition is expected to advance Mattress Firm’s proven relative market share strategy and drive long-term value for our shareholders.

Given the strong historical performance of the Sleep Experts business and its employees, Mattress Firm will further evaluate the operations of Sleep Experts in the coming months before determining a branding strategy for the Sleep Experts chain.

About Mattress Firm

Houston-based Mattress Firm (NASDAQ: MFRM) is a high growth specialty retailer, recognized as one of the nation’s leading specialty bedding companies, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,400 stores across 33 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Kim Hardcastle, khardcastle@jacksonspalding.com, 404-276-9524